Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
WELLS FARGO & COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Wells Fargo & Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The present name of the corporation is Wells Fargo & Company.

2. The corporation was originally incorporated under the name Northwest Bancorporation, and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 24, 1929. On April 26, 1983 the corporation filed an amendment to its Certificate of Incorporation to change its name from Northwest Bancorporation to Norwest Corporation effective April 29, 1983, and on November 2, 1998 the corporation filed an amendment to its Certificate of Incorporation to change its name from Norwest Corporation to Wells Fargo & Company.

3. The Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article Fifteenth as follows:

“FIFTEENTH: The corporation hereby expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.”

4. The foregoing amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this Corporation on this 30th day of April, 2024.

By:	/s/ EMMA BAILEY
Name:	Emma Bailey
Title:	Executive Vice President, Chief Accounting Officer and Controller
Signature Page to Certificate of Amendment